Exhibit (d)(4)

                           Amazing Savings Holding LLC
                                20 Industry Drive
                                   P.O. Box 25
                          Mountainville, New York 10953


July 9, 2003

Odd Job Stores, Inc.
200 Helen Street
South Plainfield, New Jersey 07080

                 Re:   Tender Offer for Odd Job Stores, Inc. Common Shares
                       ---------------------------------------------------

Ladies and Gentlemen:

           Reference is made to the Tender Agreement, dated as of June 3, 2003 (the "Tender Agreement"), between Amazing Savings Holding LLC, a Delaware limited liability company ("Purchaser"), and Odd Job Stores, Inc., an Ohio corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Tender Agreement.

           Purchaser hereby acknowledges that all of the conditions to Purchaser's obligation to accept for payment and pay for all Shares tendered pursuant to the Offer as set forth in Annex A to the Tender Agreement, other than the Forbearance Condition, have been met as of July 9, 2003 (but without prejudice as to whether any of such conditions have been met as of any subsequent date). Purchaser hereby irrevocably agrees to waive the Forbearance Condition and, as required by law, to extend the expiration date of the Offer to Wednesday, July 16, 2003, and, in consideration for the Company's agreement not to assert any objection to such extension, agrees to maintain the Offer Price at $3.00 per share. The Company reserves any and all rights to assert that such extension contravened or was in violation of the Tender Agreement if Purchaser does not accept for purchase shares validly tendered and not withdrawn following the expiration of the Offer as hereby extended.

           In connection with the agreements set forth herein, Purchaser represents and warrants to the Company that Moshael J. Straus and Ascend Retail Investment LLC have agreed to Purchaser's waiver of the condition to the Offer set forth in paragraph (h) of Annex A to the Tender Agreement, and that Purchaser is permitted to deliver the Demand Certificate to draw on the Letter of Credit Number NY-0911-30035241 provided by Citibank, N.A. (the "Letter of Credit") despite such waiver and that the Letter of Credit is valid, binding and enforceable in favor of Purchaser.

           This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof. This letter agreement may be executed by facsimile signature and may be executed in two or more separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

           Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and Purchaser.



                                       Very truly yours,


                                       AMAZING SAVINGS HOLDING LLC

                                       By: /s/ Sam Friedland
                                           -----------------------------------
                                           Name: Sam Friedland
                                           Title: Chief Executive Officer




Accepted and agreed as of
the date first written above:


ODD JOB STORES, INC.

By: /s/ Edward L. Cornell
    ------------------------------------
    Name: Edward L. Cornell
    Title: Executive Vice President and
           Chief Financial Officer
















                                       2